Exhibit 99.1

For:	Cygne Designs, Inc.

Cygne Designs, Inc.
Nomaan Yousef, CFO
(212) 997-7767, x242
CYGNE DESIGNS, INC.  ANNOUNCES SECOND QUARTER 2008 RESULTS

       New York, New York, September19, 2008-Cygne Designs, Inc. (NASDAQ: CYDS) today announced results of operations for the second quarter ended July 31, 2008.

Net sales for the second quarter of 2008 were $12,595,000, a decrease of $20,594,000, or 62.1%, from net sales of $33,189,000 for the second quarter of 2007. The decrease in sales for the second quarter of 2008 compared to the second quarter of 2007 of $20,594,000 was mainly attributable to a decrease in sales of the Company’s  branded products of $1,134,000 and a decrease in sales of the Company’s private label products of $19,460,000.  Furthermore, due to the recent loss of its two major customers, the Company is currently not developing any new products and as is focused on selling its existing inventory.

The gross profit for the second quarter of 2008 was $466,000, or 3.70% of net sales, a decrease of $7,352,000 from a gross profit of $7,818,000, or 23.56% of net sales, for the second quarter of 2007.  This decrease in gross profit is primarily attributable to the recent loss of the Company’s  two major customers and the necessary inventory reserves, chargebacks and discounts required as a result, and an overall lower gross margin on the products purchased during the period.

The Company recorded a net loss of $16,616,000, or $0.44 loss per share on a basic and diluted share basis, for the quarter ended July 31, 2008 as compared to a net profit of $1,581,000, or $0.06 per share on a basic and diluted share basis, for the prior year period. The net loss of $16,616,000 for the three months ended July 31, 2008 included expenses of $13,677,000 for impairment of goodwill.

Cygne Designs, Inc. is a designer, merchandiser, manufacturer and distributor of branded and private label women’s denim, casual and career apparel with sales to retailers located in the United States.

Statements contained in this press release, which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  All forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from those projected.  Such risks and uncertainties are discussed more fully in the Company’s Annual Report on Form 10-K for the year ended January 31, 2008, the Company’s Quarterly Report on Form 10-Q for the quarterly period ended July 31, 2008 and the Company’s other filings with the Securities and Exchange Commission.

(Financial table to follow)

CYGNE DESIGNS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(in thousands, except per share data)

	Quarters Ended
	July 31 2008	July 31 2007
Net sales	$12,595	$33,189
Cost of goods sold	12,129	25,371
Gross profit	466	7,818
Selling, general and administrative expenses	2,467	4,202
Depreciation and amortization	30	511
Loss on impairment of goodwill	13,677	—
(Loss) Income from operations before interest and income taxes	(15,708)	3,105
Interest expense including amortization of debt discount	892	947
Other loss	3	—
Income (loss) from operations before income taxes	(16,603)	2,158
Provision for income taxes	13	577
Net income (loss)	$(16,616)	$1,581
Net income (loss) per share-basic and diluted	$(0.44)	$0.06
Weighted average common shares outstanding:
Basic	38,014	26,463
Diluted	38,014	26,463